Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sheree Aronson

VP, Investor Relations

(949) 367-9600 ext 371

saronson@glaukos.com

Glaukos Corporation Announces Third Quarter 2015 Financial Results

Company Provides Revenue Guidance for 2015

Laguna Hills, CA — November 10, 2015 — Glaukos Corporation (NYSE: GKOS), an ophthalmic medical technology company focused on the development and commercialization of breakthrough products and procedures designed to transform the treatment of glaucoma, today announced financial results for the third quarter ended September 30, 2015.  Key highlights of the quarter, compared to the same period in 2014, include:

•      Achieved 57% growth in net sales to $19.0 million, compared to $12.1 million

•      Expanded gross margin to approximately 83%, compared to 81%

•      Delivered 8% reduction in loss from operations to $1.7 million, compared to $1.9 million

•      Paid off $7.0 million in debt and terminated bank loan facility without prepayment penalty

•      Following completion of an initial public offering on June 30, 2015, finished the third quarter with net cash and cash equivalents of $93.3 million, compared to $2.3 million at year-end 2014

“Glaukos has delivered another quarter of record performance that demonstrates the momentum building behind our first-in-class iStent technology as an elegant solution for managing intraocular pressure associated with glaucoma,” said Thomas Burns, president and CEO of Glaukos.  “The iStent is the first in a series of proprietary, market-expanding glaucoma therapies we are preparing to introduce in the coming years.  Our goal is to transform glaucoma treatment with a family of precision, micro-scale injectable therapies that can be used individually or in combination to address the full range of glaucoma disease states and progression.”

Third Quarter 2015 Financial Results

Glaukos net sales rose 57% in the third quarter of 2015 to $19.0 million, compared to $12.1 million in the same period in 2014.  The growth was driven by increased adoption of the company’s flagship iStent® Trabecular Micro-Bypass Stent.

Gross margin for the third quarter of 2015 increased to approximately 83%, compared to approximately 81% in the same period in 2014.  The gross margin expansion was due primarily to the company’s ability to leverage its fixed manufacturing overhead costs against higher sales.

Operating expenses for the third quarter of 2015 were $17.4 million, up 48% compared to $11.8 million in the same period in 2014.  The increase primarily reflected higher personnel, travel and other costs associated with the ongoing expansion of the company’s global infrastructure and sales organization.

Loss from operations in the third quarter of 2015 was $1.7 million, compared to $1.9 million in the third quarter of 2014.

The company reported a net loss attributable to Glaukos shareholders of $2.1 million, or $0.07 per diluted share, in the third quarter of 2015, compared to $1.5 million, or $0.64 per diluted share, in the same period one year ago.  The year-over-year reduction in diluted net loss per share primarily reflects the increase in weighted average shares in the third quarter of 2015 resulting from the company’s initial public offering on June 30, 2015 in which Glaukos sold 6.9 million newly issued common shares.

As of September 30, 2015, cash and cash equivalents were $93.3 million, compared to $2.3 million at the end of 2014.  The increase primarily reflects the addition of $113.6 million in net cash proceeds from the company’s initial public offering, offset by cash used to fund its operations and $15.0 million used to purchase certain assets from DOSE Medical Corporation.  In addition, during the third quarter, the company used approximately $7.0 million in cash to pay off and terminate its bank loan facility.

2015 Revenue Guidance

The company expects 2015 full-year net sales to be in the range of $70.5 million to $71.5 million.

Webcast & Conference Call

The company will host a conference call and simultaneous webcast today at 1:30 p.m. PST (4:30 p.m. EST) to discuss the third quarter results.  A link to the webcast is available on the company’s website at http://investors.glaukos.com.  To participate in the conference call, please dial 877-201-0168 (U.S.) or 647-788-4901 (international) and enter Conference ID 65750274.  A replay of the webcast will be archived on the company’s website immediately following completion of the call and will be available until February 10, 2016.

About Glaukos

Glaukos (www.glaukos.com) is an ophthalmic medical technology company focused on the development and commercialization of breakthrough products and procedures to transform the treatment of glaucoma, one of the world’s leading causes of blindness.  The company pioneered Micro-Invasive Glaucoma Surgery, or MIGS, to revolutionize the traditional glaucoma treatment and management paradigm.  Glaukos launched the iStent®, its first MIGS device, in the United States in July 2012 and is leveraging its platform technology to build a comprehensive and proprietary portfolio of micro-scale injectable therapies designed to address the complete range of glaucoma disease states and progression.  The company believes the iStent, measuring 1.0 mm long and 0.33 mm wide, is the smallest medical device ever approved by the FDA.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.  Although we believe that we have a reasonable basis for forward-looking statements contained herein, we caution you that they are based on current expectations about future events affecting us and are subject to risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that may cause our actual results to differ materially from those expressed or implied by forward-looking statements in this presentation.  These potential risks and uncertainties include, without limitation, the extent to which we will be able to introduce market-expanding glaucoma therapies in the coming years and expectations regarding our financial results.  All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements.  You are cautioned not to place undue reliance on the forward-looking statements in this press release, which speak only as of the date hereof.  We do not undertake any obligation to update, amend or clarify these forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.  The known risks, uncertainties and factors are described in detail under the caption “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission. These are available in the Investor section of our website at www.glaukos.com or at www.sec.gov.

GLAUKOS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net sales	$19,004	$12,126	$51,424	$31,474
Cost of sales	3,319	2,246	9,394	6,529
Gross profit	15,685	9,880	42,030	24,945
Operating expenses:
Selling, general and administrative	11,237	6,669	31,569	19,200
Research and development	6,173	5,093	18,752	13,897
Total operating expenses	17,410	11,762	50,321	33,097
Loss from operations	(1,725)	(1,882)	(8,291)	(8,152)
Other (expense) income, net
Interest income	10	—	10	2
Loss on deconsolidation of DOSE	—	—	(25,685)	—
Loss on extinguishment of debt	(195)	—	(195)	—
Interest and other expense, net	(178)	(218)	(740)	(655)
Change in fair value of stock warrants	31	134	(1,130)	8
Total other (expense) income, net	(332)	(84)	(27,740)	(645)
Loss before taxes	(2,057)	(1,966)	(36,031)	(8,797)
Provision for income taxes	—	5	—	7
Net loss	(2,057)	(1,971)	(36,031)	(8,804)
Net loss attributable to noncontrolling interest	—	(482)	(1,080)	(1,284)
Net loss attributable to Glaukos Corporation	$(2,057)	$(1,489)	$(34,951)	$(7,520)

Basic net loss per share attributable to Glaukos Corporation common stockholders	$(0.06)	$(0.64)	$(2.78)	$(3.32)
Diluted net loss per share attributable to Glaukos Corporation common stockholders	$(0.07)	$(0.64)	$(2.78)	$(3.32)
Weighted average shares used to compute basic net loss per share attributable to Glaukos Corporation common stockholders	32,006	2,326	12,551	2,266
Weighted average shares used to compute diluted net loss per share attributable to Glaukos Corporation common stockholders	32,013	2,326	12,551	2,266

GLAUKOS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	September 30,	December 31,
	2015	2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$93,339	$2,304
Accounts receivable, net	6,980	5,398
Inventory	3,153	2,258
Prepaid expenses and other current assets	1,281	534
Restricted cash	80	60
Total current assets	104,833	10,554
Property and equipment, net	1,860	1,950
Intangible asset, net	10,850	13,475
Deposits and other assets	141	42
Total assets	$117,684	$26,021

Liabilities, convertible preferred stock and equity (deficit)
Current liabilities:
Accounts payable	$4,099	$3,298
Accrued liabilities	6,734	6,462
Line of credit	—	1,850
Long-term debt, current portion	8,820	8,532
Deferred rent	24	45
Total current liabilities	19,677	20,187
Long-term debt, less current portion	3,039	8,968
Stock warrant liability	103	379
Other liabilities	95	12
Total liabilities	22,914	29,546

Convertible preferred stock	—	157,379

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; 5,000 and 0 shares authorized at September 30, 2015 and December 31, 2014, respectively; no shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	—	—
Common stock, $0.001 par value; 150,000 and 77,000 shares authorized at September 30, 2015 and December 31, 2014, respectively; 32,128 and 2,470 shares issued and 32,100 and 2,442 shares outstanding at September 30, 2015 and December 31, 2014, respectively	32	6
Additional paid-in capital	289,098	8,155
Accumulated other comprehensive income	95	44
Accumulated deficit	(194,323)	(159,372)
	94,902	(151,167)
Less treasury stock	(132)	(132)
Total stockholders’ equity (deficit)	94,770	(151,299)
Noncontrolling interest	—	(9,605)
Total equity (deficit)	94,770	(160,904)
Total liabilities, convertible preferred stock and equity (deficit)	$117,684	$26,021

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